NAME OF REGISTRANT
Franklin Custodian Funds
File No. 811-00537

EXHIBIT ITEM No. 77M: Mergers

Pursuant to an Agreement of Merger between Franklin Custodian Funds, on behalf of Franklin DynaTech Fund ("DynaTech Fund") and Franklin Strategic Series on behalf of Franklin Global Communications Fund ("Global Communications Fund"), the DynaTech Fund has acquired all of the property, assets and goodwill of Global Communications
 Fund on December 3, 2008, in exchange
 solely for shares of common stock of
DynaTech Fund and the distribution, pursuant
 to the Agreement of Merger, of
Global Communications Fund's shares of
common stock to DynaTech Fund.


Pursuant to an Agreement of Merger
 between Franklin Custodian Funds, on
 behalf of Franklin DynaTech Fund ("DynaTech Fund") and
Franklin Strategic Series on
behalf of Franklin Global Health
Care Fund ("Global Health Care Fund"), the DynaTech Fund has acquired all of the property, assets and goodwill of Global Health Care
 Fund on December 3, 2008, in exchange solely for shares of common stock of DynaTech
Fund and the distribution, pursuant to the Agreement of Merger, of Global Health Care Fund's shares of common stock to DynaTech Fund.

Pursuant to an Agreement of Merger
between Franklin Custodian Funds, on behalf of Franklin DynaTech Fund ("DynaTech Fund") and Franklin Strategic Series on behalf of Franklin Technology Fund ("Technology Fund"), the DynaTech Fund has acquired
all of the property, assets and goodwill of Technology Fund on December 3, 2008, in exchange solely for shares of common stock of DynaTech Fund and the distribution, pursuant to the Agreement of Merger, of Technology Fund's shares of common stock to DynaTech Fund.



1